EXHIBIT 5.1

                       SICHENZIA ROSS FRIEDMAN FERENCE LLP
                     1065 Avenue of the Americas, 21st Flr.
                               New York, NY 10018
               Telephone: (212) 930-9700 Facsimile: (212) 930-9725

                                February 9, 2005

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

                            RE: TASKER CAPITAL CORP.
                 FORM S-2 REGISTRATION STATEMENT (FILE NO. 333-)

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed by Tasker Capital Corp., a Nevada corporation (the "Company"), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

                     /S/SICHENZIA ROSS FRIEDMAN FERENCE LLP